UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2021

Momentive Global Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38664	80-0765058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Curiosity Way San Mateo, California 94403
(Address of principal executive offices) (Zip Code)

(650) 543-8400

(Registrant’s telephone number, including area code)

SVMK Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	MNTV	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2021, Momentive Global Inc. (formerly SVMK Inc.) (the “Company”) announced that Justin Coulombe would be appointed as Chief Financial Officer of the Company effective June 28, 2021, replacing Zander Lurie, the Company’s Chief Executive Officer, who had also been serving as Chief Financial Officer on an interim basis.

Mr. Coulombe, age 37, joined the company in 2019 as Vice President of Finance and was promoted to Senior Vice President in early 2021 based on his success in building and leading the Company’s strategic planning and analysis function. From 2016 to 2019, he held various finance leadership roles at Box, Inc., a cloud content management company, and from 2012 to 2016 he held financial planning and analysis, strategy, and corporate development leadership positions at Autodesk, Inc., a design software and services company. Prior to that, he spent five years in technology and investment banking, focusing on the software and SaaS industries. He began his career in public accounting at KPMG. Mr. Coulombe is a CFA charterholder, and holds an MBA from the University of California, Berkeley and a B.S. in Finance and Accounting from the University of Maryland, College Park.

In connection with Mr. Coulombe’s appointment, the Company and Mr. Coulombe entered into an offer letter agreement (the “Offer Letter”) which provides that as Chief Financial Officer, he will receive an annual base salary of $375,000 and be eligible for an annual target incentive bonus under the Company’s Executive Bonus Compensation Plan of 65% of his base salary, which will be pro-rated for the current fiscal year. The Offer Letter also provides for a grant of 55,000 restricted stock units (“RSUs”) which will vest ratably on a quarterly basis over a three-year period, beginning in November 2021, and a grant of 110,000 non-qualified stock options (“NSOs”) which will vest ratably on a quarterly basis over a three-year period, beginning in November 2021. Vesting of the RSUs and NSOs are subject to Mr. Coulombe continued service with the Company through each applicable vesting date, and are subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended, and the related form of equity agreement.

Additionally, Mr. Coulombe has entered into the Company’s standard from Change of Control and Severance Agreement (“Severance Agreement”), which provides that upon a termination of his employment without cause or resignation for good reason (as defined in the Severance Agreement) but not between three months prior to, or twelve months following, a change in control, then Mr. Coulombe would receive a cash severance payment equal to six months of his base salary plus reimbursement for COBRA premiums up to six months. Additionally, if Mr. Coulombe is terminated between the date that this three months prior to, or twelve months following, a change in control, then Mr. Coulombe would receive a cash severance payment equal to twelve months of his base salary plus reimbursement for COBRA premiums for up to six months, and will be entitled to full acceleration of vesting of all equity awards.

In connection with his appointment, Mr. Coulombe will also enter into the Company’s standard form of indemnification agreement, a copy of which has previously been filed with the Securities and Exchange Commission on February 26, 2019 as Exhibit 10.1 to the Company’s Annual Report on Form 10-K.

There are no arrangements or understandings between Mr. Coulombe, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Coulombe was selected as Chief Financial Officer. There are no related party transactions between the Company and Mr. Coulombe (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Coulombe does not have any family relationships with any of the Company’s directors or executive officers.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 15, 2021, SVMK Inc. (now Momentive Global Inc.) filed a certificate of amendment to its certificate of incorporation with the Secretary of State of Delaware changing the name of the corporation from "SVMK Inc." to "Momentive Global Inc". The Company’s bylaws were also amended to reflect the change in the name of the corporation.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Amendment to Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
10.1	Offer Letter by and between Registrant and Justin Coulombe, dated June 15, 2021.
99.1	Press Release dated June 16, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Momentive Global Inc.

Dated: June 21, 2021	By:	/S/ Lora D. Blum
Lora D. Blum Chief Legal Officer and Secretary